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                                                                     EXHIBIT 5.1


                        [KING & SPALDING LETTERHEAD]


                                April 29, 1997


Medaphis Corporation
2700 Cumberland Parkway
Suite 300
Atlanta, Georgia 30339

Ladies and Gentlemen:

         We have acted as counsel to Medaphis Corporation, a Delaware corporation ("Medaphis"), in connection with the registration of 1,500,000 shares (the "Shares") of Medaphis common stock, par value $.01 per share, pursuant to a Form S-8 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission on April 25, 1997. We understand that the Shares will be issued pursuant to the Medaphis Corporation Non-Qualified Stock Option Plan for Employees of Acquired Companies.

         In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of the Registration Statement, and such records, other agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We also have reviewed such releases and no-action letters of the Securities and Exchange Commission as we have deemed relevant to the opinion set forth below.

         Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the option agreements and option plan under which such Shares are governed, will be validly issued, fully paid and nonassessable and free of statutory preemptive rights.

         The foregoing opinion is subject to the following limitations and qualifications:




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Medaphis Corporation
April 29, 1997
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         We are members of the Bar of the State of Georgia and, accordingly, do not purport to be experts on or to express any opinion herein concerning any law other than the laws of the State of Georgia, the corporate laws of the State of Delaware, and the federal laws of the United States.

         This opinion has been furnished to you at your request and no other person or entity shall be entitled to rely upon this opinion without our prior written consent. We consent to the inclusion of this opinion in the Registration Statement. This opinion is given as of this date, and we assume no obligation to advise you after this date of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained in this letter.


                                        Very truly yours,

                                        /s/ KING & SPALDING
                                        --------------------
                                        KING & SPALDING